Exhibit 5

April 27, 2007 Board of Directors Sonic Automotive, Inc. 6415 Idlewild Road, Suite 109 Charlotte, North Carolina 28212

Re:        Registration Statement on Form S-8

Dear Sirs:

We are acting as counsel for Sonic Automotive, Inc., a Delaware corporation (the “Company”), in connection with the registration on a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of the offer and sale of up to an additional 30,000 shares of Class A common stock, par value $0.01 per share, of the Company (the “Shares”) to be issued under the Sonic Automotive, Inc. 2005 Formula Restricted Stock Plan for Non-Employee Directors, Amended and Restated as of April 19, 2007 (the “Plan”).

In rendering our opinion, we have examined, and are familiar with, and have relied as to factual matters solely upon, originals or copies certified, or otherwise identified to our satisfaction, of such documents, corporate records or other instruments as we have deemed necessary or appropriate for the purpose of the opinion set forth herein, including, without limitation (i) the Plan, (ii) the Company’s certificate of incorporation and bylaws, as amended to date, (iii) all actions of the Company’s board of directors recorded in the Company’s minute book and (iv) a specimen of the form of certificate evidencing the Shares. We have also assumed that all dividends paid with respect to the Shares prior to any sale have been or will be declared and paid in accordance with applicable law.

Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized and, when issued, delivered, vested and sold in accordance with the terms of the Plan and the terms of any agreement relating to any of the Shares, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

Very truly yours,

MOORE & VAN ALLEN PLLC

/s/ Moore & Van Allen PLLC